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EXHIBIT 1.3


                                 PROMISSORY NOTE
                                 ---------------


$405,000.00                                                    December 13, 2004
                                                         Los Angeles, California

         For value received, uWink, Inc., a Utah corporation (the "COMPANY"), promises to pay to Mellon HBV Alternative Strategies LLC (the "HOLDER"), the principal sum of FOUR HUNDRED FIVE THOUSAND DOLLARS AND NO CENTS ($405,000.00). Interest shall accrue from the date of this Note on the unpaid principal amount at a rate equal to 6% per annum, compounded annually. This Note is issued pursuant to Section 8 of the Commitment Letter for a Revolving Credit Facility and Equity Investment dated December 13, 2004 from the Holder to the Company (the "COMMITMENT LETTER"). This Note is subject to the following terms and conditions.

         1. MATURITY. Principal and any accrued but unpaid interest under this Note shall be due and payable as follows: $100,000 of the principal shall be due and payable on December 20, 2004, and the remaining principal and any accrued but unpaid interest under this Note shall be due and payable upon the termination by the Holder of the Commitment Letter in accordance with Section 4 of the Commitment Letter. Notwithstanding the foregoing, the entire unpaid principal sum of this Note, together with accrued and unpaid interest thereon, shall become immediately due and payable upon the insolvency of the Company, the commission of any act of bankruptcy by the Company, the execution by the Company of a general assignment for the benefit of creditors, the filing by or against the Company of a petition in bankruptcy or any petition for relief under the federal bankruptcy act or the continuation of such petition without dismissal for a period of 90 days or more, or the appointment of a receiver or trustee to take possession of the property or assets of the Company.

         2. FORGIVENESS OF DEBT. A portion of this Note shall be forgiven under the terms and conditions and to the extent set forth in Section 8 of the Commitment Letter.

         3. PAYMENT; PREPAYMENT. All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal. Prepayment of this Note may be made at any time without penalty.

         4. TRANSFER; SUCCESSORS AND ASSIGNS. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. This Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note.


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         5. GOVERNING LAW. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

         6. AMENDMENTS AND WAIVERS. Any term of this Note may be amended only with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this Section 6 shall be binding upon the Company, each Holder and each transferee of any Note.

         7. ACTION TO COLLECT ON NOTE. If action is instituted to collect on this Note, the Company promises to pay all costs and expenses, including reasonable attorney's fees, incurred in connection with such action.

         8. LOSS OF NOTE. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and indemnity satisfactory to the Company (in case of loss, theft or destruction) or surrender and cancellation of such Note (in the case of mutilation), the Company will make and deliver in lieu of such Note a new Note of like tenor.

                                   THE COMPANY:

                                   UWINK, INC.


                                   By:
                                      -------------------------------------
                                      Nolan Bushnell
                                      Chief Executive Officer and President

                                   Address:
                                   5443 Beethoven Street
                                   Los Angeles, CA  90066
                                   Phone: (310) 827-6900  ext. 106


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